Exhibit 26(d)(9): Extended Death Benefit Guarantee Rider

Extended Death Benefit Guarantee Rider (EDB)

This rider is a part of the base policy whose number is shown below. If not shown below, the Rider Data is shown on the Policy Data Page.

Rider Data

Base Policy Number

Definitions

Insured

The person upon whose life this policy is issued. The Policy Data Pages list the Insured.

You, Your

The current owner(s) of the base policy.

We, Us, Our

ReliaStar Life Insurance Company of New York at our Home Office in Woodbury, New York.

Written, In Writing

A written request or notice, signed and dated, and received at our Home Office in a form we accept. You may get forms for this purpose from us.

Benefit

The Extended Death Benefit Guarantee Period begins at the end of the base policy Death Benefit Guarantee Period and ends on the Rider Expiry Date as shown on the Policy Data Page. The Extended Death Benefit Guarantee is in effect during the Extended Death Benefit Guarantee Period if, on each Monthly Anniversary since the Policy Date, 1 is equal to or greater than 2, where:

Is the sum of all premiums paid minus any partial withdrawals and Loan Amounts; and

Is the sum of the EDB Guarantee Monthly Premiums for each Monthly Anniversary since the Policy Date, including the EDB Guarantee Monthly Premium for the current Monthly Anniversary.

If the Extended Death Benefit Guarantee is in effect, we guarantee that we will not lapse your policy, even if the Cash Surrender Value is not sufficient to pay the Monthly Deduction that is due.

Policy Changes Affecting the Extended Death Benefit Guarantee

The EDB Guarantee Monthly Premium may be affected by requested changes in Face Amount, changes in the Death Benefit Option, and may also be changed when a rider is added or terminated. The new Extended DBG Monthly Premium will be shown on a new Policy Data Page and applies from the date of the change.

Notice

If on any Monthly Anniversary, the premium requirement is not met, we will send you a notice of the premium required. If the premium is not received by us at our Home Office prior to the next Monthly Anniversary, the Extended Death Benefit Guarantee will terminate.

Cost of Insurance

The total monthly deduction for this rider is shown on the Policy Data Page.

Reinstatement

If this rider terminates, it may not be reinstated.

Termination

This rider will terminate on the earliest of the following dates:

The Monthly Anniversary on or next following our receipt at our Home Office of your written request for termination;

The Monthly Anniversary following the date the premium requirement was not met, if the required payment was not paid.

When the base policy terminates; or

The Rider Expiry Date shown on the Policy Data Page.